Exhibit (d)(13)(b)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

WELLINGTON MANAGEMENT COMPANY, LLP

THIS AMENDMENT is made as of August 2, 2019 to the Investment Sub-Advisory Agreement dated April 9, 2010, as amended (the "Agreement"), between Transamerica Asset Management, Inc. and Wellington Management Company LLP (the "Sub-Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.Schedule A to the Investment Sub-Advisory Agreement is hereby deleted and replaced with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Investment Sub-Advisory Agreement dated April 9, 2010, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of August 2, 2019.

TRANSAMERICA ASSET MANAGEMENT, INC.

By: /s/ Christopher A. Staples

Name: Christopher A. Staples

Title: Senior Vice President

WELLINGTON MANAGEMENT COMPANY LLP

By: /s/ Scott Lopez

Name: Scott Lopez

Title: Senior Managing Director

SCHEDULE A

as of August 2, 2019

Portfolio	Sub-Advisory Fee*

0.18% of the first $500 million;

0.17% over $500 million up to $1 billion;

Transamerica WMC US Growth VP**0.16% over $1 billion up to $2 billion; and 0.15% in excess of over $2 billion

0.18% of the first $500 million;

0.17% over $500 million up to $1 billion;

Transamerica WMC US Growth II VP**0.16% over $1 billion up to $2 billion; and 0.15% in excess of over $2 billion

*As a percentage of average daily net assets on an annual basis.

**The average daily net assets for the purposes of calculating sub-advisory fees will be determined on a combined basis with Transamerica US Growth, Transamerica WMC US Growth VP, Transamerica WMC US Growth VP II and Wellington Management Company LLP ("WMC") managed assets for Transamerica Large Growth in addition to WMC Core Equity and Disciplined US Growth Equity, each separately managed accounts of Transamerica Life Insurance Company that are also advised by WMC.